Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

EMDEON INC.

Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation hereby adopts the following Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation:

1. The name of the corporation is Emdeon Inc.

2. The Second Amended and Restated Certificate of Incorporation is hereby amended by deleting the first section in its entirety and replacing it with the following:

“1. The name of the Corporation is Change Healthcare Holdings, Inc.”

3. This amendment was duly adopted on November 9, 2015 by the Board of Directors of the corporation pursuant to an action on written consent in accordance with Section 141(f) and Section 242 of the DGCL.

4. This amendment shall become effective upon filing with the Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on November 9, 2015.

EMDEON INC.

By:	/s/ Denise Ceule
	Name:	Denise Ceule
	Title:	Assistant Secretary